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                                                                   EXHIBIT 10(f)

                        REVISED LONG-TERM INCENTIVE PLAN
                        Heller International Corporation
                           Effective January 1, 1992
_______________________________________________________________________________


   I. Eligibility
      -----------
      Participation in the Long-Term Incentive Plan (the "Plan") is limited to key executives of the Company as approved by the Chairman and the Compensation Committee of the Board of Directors. In determining eligibility, consideration will be given only to those executives who are in positions whose management decisions directly and significantly impact the long-term performance and strategic direction of the Company.

  II. Plan Term
      ---------
      The term of the Plan shall be three years in length beginning January 1, 1992 and ending December 31, 1994 (the "Term").

 III. Company Performance Measures
      ----------------------------
      The criteria for measuring performance of the Company during each year of the Plan Term shall be Heller Financial, Inc.'s consolidated net income ("operational") after taxes ("Actual Net Income"), as defined in Exhibit
      A. Actual Net Income will be compared against Heller Financial, Inc.'s consolidated target net income ("operational") for each year of the Term, which shall be the amounts contained in the Mid-Range Forecast set forth in Exhibit A hereto.

  IV. Target Bonus Awards
      -------------------
      Target bonus awards will vary based on the duties and responsibilities of the position and competitive bonus survey data. Each participant will be assigned a target bonus level at the commencement of the Plan (or upon joining the Plan for participants joining after commencement).

                  TARGET AS A PERCENT OF ELIGIBLE BASE SALARY
                  -------------------------------------------
                              50% of "Base Salary"
                              35% of "Base Salary"
                              30% of "Base Salary"
                              25% of "Base Salary"

      "Base Salary" shall mean the participant's gross regular salary paid during any period, exclusive of any bonus payments, sign-on bonus, relocation expense reimbursement, or any other extraordinary payments. In the event a participant moves from one target level to another during the Term, Base Salary will be

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      prorated and calculated for the period during the year before and after the change, using the different Bonus Targets.

   V. Bonus Target Adjustments
      ------------------------
      The percentage of the Bonus Target earned by each participant each year will be determined by comparing that year's Actual Net Income to the Target Net Income as follows:

           Actual Net Income as a                     Percentage of
          Percentage of Net Income                 Bonus Target Earned
      -------------------------------------------------------------------------
                 Below 80%                                  0%
                 80% - 120%                         Equal Percentage
                 Over 120%                                 120%

                                            See Exhibit A for target levels for
                                                   1992, 1993 and 1994
      -------------------------------------------------------------------------

  VI. Bonus Calculation and Payment
      -----------------------------
      Bonus accrual amounts will be calculated annually after the end of the calendar year, and amounts accrued during each year will not be affected by the Company's performance in subsequent years. Subject to the limitations set forth below under the heading "Termination of Employment", bonuses will be paid as soon as possible after the end of the Term, but in no event later than four months after the Term.

 VII. Termination of Employment
      -------------------------
      An individual must be an active employee of the Company and a participant in the Plan on the last day of the Term in order to receive any payment under the Plan. Notwithstanding the foregoing, any participant who dies, becomes disabled, or retires (in accordance with established Company retirement policies) will be eligible to receive bonus payments to be paid at the same time as those for active participants, provided that for calculation purposes the Base Salary used will be the participant's regular base salary paid through the date of termination of active employment.

VIII. New Participant
      ---------------
      Individuals who become participants after the commencement of the Term will be eligible to receive bonus payments, but the Base Salary used will be that actually earned from the date the individual becomes a participant through the end of the Term.

  IX. Administration of the Plan Policies
      -----------------------------------

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      The Compensation Committee of the Board of Directors shall have the authority to approve new participants in the Plan and the establishment of financial goals for each plan year.

      The Plan shall be administered by employees designated by the Chief Executive Officer of the Company. These designated employees shall have the authority to establish the terms and conditions under which the awards become payable to adopt rules and regulations, and make all other determinations deemed necessary or desirable for the implementation and administration of the Plan.

      Plan Changes
      ------------
      Any changes in the design of the Plan herein described must be approved by the Chief Executive Officer. The Chief Executive Officer may discontinue the Plan at any time. Actual Net Income and Target Net Income shall be subject to adjustment at the sole discretion of the Chief Executive Officer to take into account the effects of extraordinary events, including, without limitation, acquisitions and divestitures.

      Prior Plans
      -----------
      This Plan amends, supersedes and replaces all prior issued long-term incentive plans.

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